Exhibit 10.15

DYNAMIC OFFSHORE RESOURCES, INC.

2012 ANNUAL INCENTIVE COMPENSATION PLAN

SECTION I

PURPOSE

SECTION 1.1        Purpose. This Dynamic Offshore Resources, Inc. 2012 Annual Incentive Compensation Plan (the “Plan”) is established by Dynamic Offshore Resources, Inc., a Delaware corporation (the “Company”), to create incentives and rewards that are designed to motivate Participants to put forth maximum effort toward the success and growth of the Company and to enable the Company to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to the Company’s success. Toward these objectives, the Plan permits the grant of Awards subject to the conditions set forth in the Plan.  The Plan was adopted by the Board on [                        ], to be effective immediately prior to the effectiveness of the Company’s registration statement on Form S-1 (No. 333-176521) for the issuance and sale of its common stock (the “Effective Date”).

SECTION II

DEFINITIONS

For purposes of this Plan, terms not otherwise defined in the Plan shall be defined as set forth below:

SECTION 2.1        “Award” means a conditional right to receive annual cash incentive compensation granted under the Plan to an Employee or other Participant by the Committee for a calendar year pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the Committee may establish.

SECTION 2.2        “Board” means the Company’s Board of Directors.

SECTION 2.3        “Cause” means, unless otherwise defined in an Employee Agreement entered into by the Participant in which case the definition in the Employee Agreement shall govern if there is a conflict in definitions, any of the following: (a) a Participant’s neglect of duties or failure to act, other than by reason of “Disability” (as defined in the Company’s 2012 Long Term Incentive Plan) or death; (b) the misappropriation, fraudulent conduct, or acts of workplace dishonesty by a Participant with respect to the assets or operations of the Company or any of its subsidiaries or affiliated companies; (c) a Participant’s personal misconduct which injures the Company and/or reflects poorly on the Company’s reputation; (d) a Participant’s failure to perform the Participant’s duties; or (e) the conviction of a Participant for, or a plea of guilty or no contest to, a felony or crime involving moral turpitude.

SECTION 2.4        “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

SECTION 2.5        “Committee” means the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board to administer the Plan, which committee shall consist of two or more members of the Board.  To the extent that no Committee exists that has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board.  If possible based on the composition of the Board, during such time as the remuneration paid pursuant to the Plan becomes subject to the deduction limitation under Section 162(m) of the Code, each member of the Committee shall qualify as an “outside director” under Section 162(m) of the Code.

SECTION 2.6        “Covered Employee” means an Employee who is a Covered Employee as specified in Section VI of this Plan.

SECTION 2.7        “Employee” means an employee of the Company; provided, however, that the term “Employee” does not include an individual performing services for the Company who is treated for tax purposes as an independent contractor at the time of performance of services.  Leased employees shall not be treated as Employees under this Plan.

SECTION 2.8        “Employee Agreement” means any agreement between the Company or a Subsidiary and an Employee containing one or more of the following agreements or covenants by the Employee:  (a) an employment agreement, (b) an agreement by the Employee to keep confidential certain information, (c) an agreement or covenant to refrain from competing with the Company and/or a Subsidiary, (d) an agreement or covenant to refrain from soliciting employees, contractors, customers, vendors or suppliers of the Company and/or the Subsidiary, or (e) an agreement to disclose and assign to the Company and/or the Subsidiary certain intellectual property, including without limitation, ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs, and improvements.

SECTION 2.9        “Participant” has the meaning set out in Section 4.1.

SECTION 2.10      “Subsidiary” means, with respect to the Company, any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by the Company.

SECTION III

ADMINISTRATION

SECTION 3.1        Plan Administration. This Plan shall be administered by the Committee. The Committee shall have the authority, in its sole and absolute discretion, to delegate its duties and functions under the Plan to the Chief Executive Officer or other named executive officer of the Company or such other agents as it may appoint from time to time, provided the Committee may not delegate its duties where such delegation would violate state corporate law or with respect to making Awards to, or otherwise with respect to Awards granted to, individuals who are Covered Employees receiving Awards that are intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the Code.

SECTION 3.2        Powers of the Committee. Subject to Section 3.3, the Committee shall have complete authority and power to interpret the Plan, select Employees and other individuals to be granted Awards, select performance measures and performance goals, determine a Participant’s right to an Award and the amount of the Award, determine the time or times when Awards will be made, determine the form of an Award and all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of an Award, and take all other actions necessary or desirable for the administration of the Plan including, but not limited to, prescribing, amending and rescinding rules relating to administration of the Plan. All actions of the Committee shall be final and binding upon all Participants.

SECTION 3.3        Determination of Company Performance. With respect to all Participants, the Board or Committee shall be solely responsible for determining the extent to which any performance goals tied to the performance of the Company as a whole have been met.

SECTION IV

PARTICIPANTS

SECTION 4.1        Participants. The Committee shall determine and designate the Employees of the Company and any of its Subsidiaries, and other persons who provide services to the Company or any of its Subsidiaries, who will receive an Award under the Plan for a specified calendar year (the “Participants”). The grant of any Award hereunder shall not create a claim for any future Awards.

SECTION V

AWARD DETERMINATION

SECTION 5.1        Establishment of Awards. For each calendar year, the Committee shall determine the Participants in the Plan who will receive Awards, shall select one or more performance measures, shall establish the performance goals with respect to each selected performance measure, and shall establish the Award opportunities and other terms of the Award to be made to each Participant. The selected performance measures and goals may be different for different Participants.

SECTION 5.2        Adjustments in Performance Goals. The Committee may adjust the performance goals established for a particular calendar year to account for extraordinary events which may affect the determination of performance, in order to avoid distortions in the operation of the Plan. Such events may include, without limitation, special charges and other extraordinary items or significant acquisitions or divestitures.

SECTION 5.3        Determination of Awards Earned. Subject to Section 3.3, after the end of the calendar year, the Committee shall determine the extent to which the applicable performance goals have been satisfied and the amount, if any, payable to the Participant pursuant to his or her Award by reason of such performance. The Committee may, at its discretion, increase, decrease or eliminate the Award for a Participant based on its assessment of the Participant’s individual performance, subject to Section VI with respect to Awards to Covered Employees.

SECTION 5.4        Termination of Employment. The Committee shall have full authority in its discretion to determine whether an Employee whose employment terminates for any reason other than for Cause during a calendar year shall receive any payment pursuant to an Award for that calendar year and, if so, the amount of such payment; provided, that, with respect to Awards to Covered Employees that are intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the Code, the Committee shall not take any action in this regard that would cause any such Award to fail to so qualify. Employees who are terminated for Cause will not be eligible to receive an Award payment.

SECTION VI

AWARDS TO COVERED EMPLOYEES

SECTION 6.1        Awards Granted to Designated Covered Employees. If the Committee determines that an Award to be granted to an Employee who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, such Award shall be subject to the terms set forth in this Section VI, notwithstanding any contrary term otherwise provided in this Plan.

SECTION 6.2        Performance Goals Generally. The performance goals for Awards subject to this Section VI shall consist of one or more business criteria or individual performance criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 6.2. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder (including Treasury Regulation §1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain” at the time the Committee actually establishes the performance goal or goals. The Committee may determine that such Awards shall be granted, exercised, and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to the payment of such Awards. Performance goals may differ for Awards granted to any one Participant or to different Participants. In establishing or adjusting a performance goal, the Committee may exclude the impact of any of the following events or occurrences which the Committee determines should appropriately be excluded: (a) any amounts accrued by the Company or its Subsidiaries pursuant to management bonus plans or cash profit sharing plans and related employer payroll taxes for the fiscal year; (b) any discretionary or matching contributions made to a savings and deferred profit-sharing plan or deferred compensation plan for the fiscal year; (c) asset write-downs; (d) litigation, claims, judgments or settlements; (e) the effect of changes in tax law or other such laws or regulations affecting reported results; (f) accruals for reorganization and restructuring programs; (g) any extraordinary, unusual or nonrecurring items as described in the Accounting Standards Codification Topic 225, as the same may be amended or superseded from time to time; (h) any change in accounting principle as defined in the Accounting Standards Codification Topic 250, as the same may be amended or superseded from time to time; (i) any loss from a discontinued operation as described in the Accounting Standards Codification Topic 360, as the same may be amended or superseded from time to time; (j) goodwill impairment charges; (k) operating results for any business acquired during a specified calendar year; (l) third party expenses associated with any acquisition by the

Company or any Subsidiary; and (m) any other extraordinary events or occurrences identified by the Committee.

SECTION 6.3        Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified Subsidiaries or business or geographical units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for Awards that are subject to this Section VI: (a) earnings or earnings per share (whether on a pre-tax, after-tax, operational or other basis); (b) growth in earnings or earnings per share; (c) pre-tax earnings before interest, depreciation and amortization; (d) pre-tax operating earnings after interest expense and before incentives, service fees and extraordinary or special items; (e) pre-tax earnings after lease operating expenses and general administrative expenses; (f) earnings before interest and taxes; (g) net earnings; (h) return on equity or average stockholders’ equity; (i) return on assets or net assets; (j) return on investment; (k) cash flow (whether as an absolute number or percentage change), cash flow return, operating cash flow or cash flow per equivalent barrel or Mcf, increase in cash flow, increase in cash flow from operations or increase in cash flow return, EBITDA or EBITDAX; (l) revenues or increases in revenues; (m) return on operating revenue; (n) income, pre-tax income, net income (either before or after interest, taxes, depreciation and/or amortization), operating income or net operating income; (o) net income per share; (p) operating budget; (q) cash provided by operating activities; (r) expenses or costs or expense levels or cost levels (absolute or per unit); (s) cost reductions, controls or savings; (t) one or more operating ratios; (u) growth in stockholder value, including relative to the moving average of the S&P 500 Index or a peer group index; (v) operating efficiency; (w) the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; (x) net asset value per share; (y) individual business objectives; (z) strategic initiatives; (aa) improvement in workforce diversity; (bb) environmental health and safety record or environmental health and safety programs; and (cc) finding and development costs, finding and development cost per unit, finding, development and acquisition costs (FD&A) or finding costs per equivalent barrel or Mcf.

SECTION 6.4        Individual Performance Criteria. Payment of Awards subject to this Section VI may also be contingent upon individual performance goals established by the Committee, including individual business objectives and criteria specific to an individual’s position and responsibility with the Company or its Subsidiaries. If required for compliance with Section 162(m) of the Code, such criteria shall be approved by the stockholders of the Company.

SECTION 6.5        Time for Establishing Performance Goals. Performance goals applicable to Awards subject to this Section VI shall be established not later than 90 days after the beginning of the calendar year applicable to such Awards, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code.

SECTION 6.6        Payout of Awards. After the end of each applicable calendar year, the Committee shall determine the amount of any Award that is subject to this Section VI payable to each Participant. The Committee may, in its discretion, reduce the amount of a payment otherwise to be made in connection with an Award that is subject to this Section VI, and/or adjust the amount of a payment otherwise to be made in connection therewith to reflect the events or occurrences set forth in Section 6.2, but may not exercise discretion to increase any such amount in the case of an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The Committee shall specify the circumstances in which such an Award shall be paid or forfeited in the event of termination of employment by an Employee prior to the end of the applicable calendar year or payment of such Award; provided, that, with respect to Awards intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the Code, the Committee shall not take any action in this regard that would cause any such Award to fail to so qualify.

SECTION 6.7        Written Determinations. All determinations by the Committee as to the establishment of performance goals, the amount of any Award, and the achievement of performance goals relating to and final payment of Awards under this Section VI shall be made in writing in the case of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The Committee may not delegate any responsibility relating to such Awards.

SECTION 6.8        Status of Awards under Section 162(m) of the Code. It is the intent of the Company that Awards under this Section VI granted to Employees who are designated by the Committee as likely to be Covered Employees within the meaning of Section 162(m) of the Code and the regulations thereunder (including Treasury Regulation §1.162-27 and successor regulations thereto) shall, if so designated by the Committee, constitute “performance-based compensation” within the meaning of Section 162(m) of the Code and regulations thereunder. Accordingly, the terms of this Section VI, including the definitions of Covered Employee and other terms used herein, shall be interpreted in a manner consistent with Section 162(m) of the Code and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Employee will be a Covered Employee with respect to a calendar year that has not yet been completed, the term “Covered Employee” as used herein shall mean only an Employee designated by the Committee, at the time of grant of an Award, who is likely to be a Covered Employee with respect to that calendar year. If any provision of this Plan as in effect on the date of adoption of any agreements relating to Awards that are designated as intended to comply with Section 162(m) of the Code does not comply or is inconsistent with the requirements of Section 162(m) of the Code or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements. Notwithstanding anything to the contrary in this Section 6.8 or elsewhere in this Plan, the Company intends to rely on the transition relief described in Treasury Regulation §1.162-27(f), and hence the deduction limitation imposed by Section 162(m) of the Code shall not be applicable to the Company until the earliest to occur of (i) the material modification of the Plan within the meaning of Treasury Regulation § 1.162-27(b)(1)(iii); or (ii) the first meeting of stockholders of the Company at which directors are to be elected that occurs after December 31, 2013 (the “Transition Period”), and during the Transition Period, Awards to Covered Employees shall only be required to comply with the transition relief described in this Section 6.8.  The maximum amount that may be paid in cash pursuant to an Award granted to an Employee pursuant to this Section with respect to a fiscal year of the Company that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code is $2,000,000.

SECTION VII

PAYMENT OF INCENTIVE AWARD

SECTION 7.1        Payment of Awards. Each Participant shall be paid his or her Award, to the extent earned (as determined by the Committee in its sole discretion), for the respective calendar year in the form of a cash payment as soon as reasonably practicable following the date on which the amount payable under the Award is determined by the Committee, but in no event will any such payment be made later than March 15th of the calendar year following the calendar year to which such Award relates.

SECTION VIII

GENERAL

SECTION 8.1        Amendment or Termination of Plan. The Board or Committee may at any time suspend or terminate the Plan, in whole or in part, or revise or amend it in any respect whatsoever. Nothing herein shall restrict the Committee’s ability to exercise its discretionary authority pursuant to Section III hereof, which discretion may be exercised without amendment to the Plan. However, no action hereunder may, without the consent of a Participant, reduce the Participant’s rights to receive any benefits accrued hereunder prior to the effective date of such amendment, suspension or termination. Nothing herein shall limit the right of the Company or a Subsidiary to pay compensation of any kind outside the terms of the Plan.

SECTION 8.2        Incapacity of Participant. If the Committee finds that any Participant to whom a payment is payable under the Plan is unable to care for his or her affairs because of illness or accident or is under a legal disability, any payment due (unless a prior claim shall have been made by a duly appointed legal representative) at the discretion of the Committee, may be paid to the spouse, child, parent, brother or sister of such Participant or to any person whom the Committee has determined has incurred expense for such Participant. Any such payment shall be a complete discharge of the obligations of the Company and its Subsidiaries under the provisions of the Plan.

SECTION 8.3        No Right to Continued Employment. Nothing contained in the Plan shall confer upon any Employee any right to continued employment with the Company or a Subsidiary nor interfere in any way with the right of the Company or a Subsidiary to terminate the employment of such Employee at any time or to increase or decrease the compensation of the Employee.

SECTION 8.4        No Right to an Award. Nothing contained in the Plan shall be deemed to give any Employee or any other individual any right to be selected as a Participant or to be granted an Award.

SECTION 8.5        Nonassignment. The right of a Participant to the payment of any amounts under the Plan may not be assigned, transferred, pledged or encumbered in any manner nor shall such right or other interests be subject to attachment, garnishment, execution or other legal process.

SECTION 8.6        Withholding Taxes. Appropriate taxes shall be withheld from all payments made to Participants pursuant to this Plan.

SECTION 8.7        Unfunded Obligations. The amounts to be paid to Participants pursuant to this Plan are unfunded obligations of the Company. The Company is not required to segregate any monies from its general funds, to create any trusts, or to make any special deposits with respect to this obligation.

SECTION 8.8        Applicable Law. The Plan shall be governed by and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Delaware except as superseded by applicable federal law.

SECTION 8.9        Applicable Law. By accepting any Award granted under the Plan, the Participant agrees to abide and be bound by any policies adopted by the Company pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or exchange listing standards promulgated thereunder calling for the repayment and/or forfeiture of any Award or payment resulting from an accounting restatement. Such repayment and/or forfeiture provisions shall apply whether or not the Participant is employed by or affiliated with the Company.

IN WITNESS WHEREOF, this Plan has been executed on this [    ] day of [                      ], 2012.

DYNAMIC OFFSHORE RESOURCES, INC.

By:
G.M. McCarroll, President and CEO